FIELDPOINT PETROLEUM CORPORATION
609 Castle Road # 335

Austin, TX  78746

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held October 21, 2016

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of FieldPoint Petroleum Corporation will be held on Friday, October 21, 2016 at 11:00 a.m., Central Daylight Time at Austin Country Club,  4408 Long Champs Drive, Austin, Texas  78746, to consider and vote on the following matters as described in this notice and the accompanying Proxy Statement:

1.	To elect five directors to hold office until the next annual meeting of Shareholders or until their successors have been duly elected and qualified.

2. 3. 4. 5.

To ratify the selection of Hein & Associates LLP as the Company's independent registered public accountants for the current fiscal year ending December 31, 2016.

To approve the sale of Equity Securities on terms within certain parameters to regain compliance with NYSE MKT continued listing requirements.

To approve a non-binding advisory vote on executive compensation (SAY ON PAY).

To approve a non-binding advisory vote on the frequency of shareholder vote on executive compensation (SAY ON FREQUENCY).

6.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 1, 2016 as the record date for determination of Shareholders entitled to vote at the Meeting or any adjournments thereof, and only Shareholders of record at the close of business on that date will be entitled to vote.  At the Record Date, 8,890,101 shares of common stock were issued and outstanding.  A list of Shareholders entitled to vote at the meeting will be available for inspection at the principal executive offices of the Company located at 609 Castle Road # 335, Austin, TX  78746.

The approximate date on which this Proxy Statement is first being mailed to Shareholders is September 16, 2016.  Shareholders who execute proxies may revoke them at any time prior to their being exercised by providing written notice to the Company by delivering another proxy bearing a later date any time prior to the meeting.  Mere attendance at the Meeting will not revoke the proxy, but a Shareholder present at the Meeting may revoke his or her proxy and vote in person.  Any duly executed proxy on which a vote is not indicated (except broker non-votes expressly indicating a lack of discretionary authority to vote) will be deemed a vote for the nominees and all Proposals.  Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the Meeting.

To assure representation at the Meeting, Shareholders are urged to sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose.  Any Shareholder attending the Meeting may vote in person even if he or she previously returned a proxy.

In addition to voting in person at the Annual Meeting or mailing the attached Proxy Card to the Company, stockholders will also be able to vote by using the internet or by telephone.

To vote by Internet, log onto www.investorvote.com/fppc and follow steps outlined on the secure website.

To vote by telephone, call toll free 1-800-625-VOTE (8683) and follow instructions provided by the recorded message.

By Order of the Board of Directors